UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Oritani Financial Corp.

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Oritani Financial Corp.
370 Pascack Road
Township of Washington, New Jersey 07676
October 24, 2011
Dear Fellow Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Oritani Financial Corp. Our Annual Meeting will be held at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675, on Tuesday, November 22, 2011 at 9:00 a.m. local time.
The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting, which includes a report on the operations of the Company. Directors and officers of the Company will be present to answer any questions that you and other stockholders may have. Also enclosed for your review is our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company.
The business to be conducted at the Annual Meeting consists of the election of two directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012, the consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement and the consideration of an advisory, non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation. The Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered and that stockholders mark the “ONE YEAR” box with respect to the advisory proposal on the frequency of the stockholders’ vote on executive compensation.
On behalf of the Board, we request that you vote your shares now, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted. Your vote is important.
Sincerely,
/s/ Kevin J. Lynch
Kevin J. Lynch
Chairman of the Board, President and
Chief Executive Officer

Oritani Financial Corp.
370 Pascack Road
Township of Washington, New Jersey 07676
(201) 664-5400
NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 22, 2011
NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Oritani Financial Corp. will be held at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675, on Tuesday, November 22, 2011 at 9:00 a.m. local time.
A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:
1.	the election of two directors;

2.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012;

3.	an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement;

4.	an advisory, non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation; and

5.	to transact such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.
The Board is not aware of any other such business. Any action may be taken on the foregoing proposals at the Annual Meeting, including all adjournments thereof. Stockholders of record at the close of business on October 11, 2011 are the stockholders entitled to vote at the Annual Meeting. A list of stockholders entitled to vote will be available at 370 Pascack Road, Township of Washington, New Jersey 07676 for a period of 20 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

By Order of the Board of Directors
Oritani Financial Corp.
Township of Washington, New Jersey	Philip M. Wyks
October 24, 2011	Corporate Secretary
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS WHOSE SHARES ARE HELD IN REGISTERED FORM HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. STOCKHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER HOLDER OF RECORD MUST VOTE IN THE MANNER DIRECTED BY SUCH HOLDER. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU. ANY STOCKHOLDER OF RECORD PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM THE STOCKHOLDER OF RECORD TO VOTE IN PERSON AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 22, 2011 — THIS PROXY STATEMENT AND ORITANI FINANCIAL CORP.’S 2011 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT HTTP://INVESTOR.ORITANI.COM.

i

ORITANI FINANCIAL CORP.
PROXY STATEMENT FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 22, 2011
GENERAL INFORMATION
This Proxy Statement and accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the stockholders of Oritani Financial Corp. (sometimes referred to as the “Company”) in connection with the solicitation of proxies by the Board of Directors for use at the 2011 Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, November 22, 2011, at 9:00 a.m., local time, at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675. The term “Annual Meeting,” as used in this Proxy Statement, includes any adjournment or postponement of such meeting.
This Proxy Statement is dated October 24, 2011 and is first being made available to stockholders on or about October 25, 2011.
The 2011 Annual Meeting of Stockholders

Date, Time and Place	The Annual Meeting of Stockholders will be held on Tuesday, November 22, 2011, at 9:00 a.m., local time, at The Estate at Florentine Gardens located at 97 Rivervale Road, River Vale, New Jersey 07675.

Record Date	October 11, 2011.

Shares Entitled to Vote	46,674,582 shares of Oritani Financial Corp. common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting
To consider and vote on the election of two directors, the ratification of the appointment of KPMG LLP as Oritani Financial Corp.’s independent registered public accounting firm for the fiscal year ending June 30, 2012, the consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement and the consideration of an advisory, non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation.

Vote Required
Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld, and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm will be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on Oritani Financial Corp. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Oritani Financial Corp. or the Board of Directors.

As to the advisory, non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation, a stockholder may select that stockholders: (i) consider the proposal every “ONE YEAR”; (ii) consider the proposal every “TWO YEARS”; (iii) consider the proposal every “THREE YEARS”; or (iv) “ABSTAIN” from voting on the proposal. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the votes cast. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by Oritani Financial Corp.’s stockholders. Even though this vote will neither be binding on Oritani Financial Corp. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Oritani Financial Corp. or the Board of Directors, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency that advisory votes on executive compensation will be included in our proxy statements.

Your Board of Directors Recommends A Vote in Favor of The Proposals
Your Board of Directors unanimously recommends that stockholders vote “FOR” the election of each nominee listed in this Proxy Statement, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012 as well as each other matter to be considered and that stockholders mark the “ONE YEAR” box with respect to the advisory proposal on the frequency of the stockholders’ vote on executive compensation.

Oritani Financial Corp.
Oritani Financial Corp. is a Delaware corporation that was incorporated in March 2010 to be the successor to Oritani Financial Corp., a federal corporation. Oritani Financial Corp. owns 100% of the outstanding shares of common stock of Oritani Bank. Oritani Financial Corp. primarily engages in the business of holding the common stock of Oritani Bank as well as two limited liability companies that own a variety of real estate investments. Oritani Bank is an FDIC-insured, New Jersey-chartered savings bank headquartered in the Township of Washington, New Jersey, with 24 branch offices located in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. At June 30, 2011, Oritani Bank’s assets totaled $2.59 billion and deposits totaled $1.36 billion. Our principal executive offices are located at 370 Pascack Road, Township of Washington, New Jersey 07676, and our telephone number is (201) 664-5400.

Who Can Vote
The Board of Directors has fixed October 11, 2011 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Oritani Financial Corp. common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On October 11, 2011, 46,674,582 shares of Oritani Financial Corp. common stock were outstanding and held by approximately 2,077 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Oritani Financial Corp. common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have
Each holder of shares of Oritani Financial Corp. common stock outstanding on October 11, 2011 will be entitled to one vote for each share held of record. However, Oritani Financial Corp.’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then-outstanding shares of common stock of Oritani Financial Corp. are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.
Matters to Be Considered
The purpose of the Annual Meeting is to vote on the election of two directors, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012, an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement; and an advisory, non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation.
You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. Oritani Financial Corp. could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.
How to Vote
You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting and voting in person. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on your Proxy Card. You should complete and return the Proxy Card accompanying this document, or vote using the Internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, regardless of whether you plan to attend. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the two director nominees named in this Proxy Statement as well as “FOR” each other proposal set forth in this Proxy Statement for consideration at the Annual Meeting and that stockholders mark the “ONE YEAR” box with respect to the advisory proposal on the frequency of the stockholders’ vote on executive compensation.
If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting. If you want to vote your shares of Oritani Financial Corp. common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.
The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.
Participants in Oritani Financial Corp. Benefit Plans
If you are a participant in the Oritani Bank Employee Stock Ownership Plan or another benefit plan through which you own shares of Oritani Financial Corp. common stock, you will have received with this Proxy Statement voting instruction forms with respect to shares you may vote under the plans. Although the trustee or administrator votes all shares held by the plan, each participant may direct the trustee or administrator how to vote the shares of Oritani Financial Corp. common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans.

Quorum and Vote Required
The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Oritani Financial Corp. common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.
Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “Withheld.” The ratification of the appointment of KPMG LLP as our independent registered public accounting firm will be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on Oritani Financial Corp. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Oritani Financial Corp. or the Board of Directors.
As to the advisory, non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation, a stockholder may select that stockholders: (i) consider the proposal every “ONE YEAR”; (ii) consider the proposal every “TWO YEARS”; (iii) consider the proposal every “THREE YEARS”; or (iv) “ABSTAIN” from voting on the proposal. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the votes cast. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by Oritani Financial Corp.’s stockholders. Even though this vote will neither be binding on Oritani Financial Corp. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Oritani Financial Corp. or the Board of Directors, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency that advisory votes on executive compensation will be included in our proxy statements.
Revocability of Proxies
You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:
•	submitting written notice of revocation to the Corporate Secretary of Oritani Financial Corp. prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date;

•	using the Internet or telephone voting options explained on the Proxy Card; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:
Oritani Financial Corp.
370 Pascack Road
Township of Washington, New Jersey 07676
Attention: Philip M. Wyks, Corporate Secretary
If your shares are held in street name, your broker votes your shares and you should follow your broker’s instructions regarding the revocation of proxies.
Solicitation of Proxies
Oritani Financial Corp. will bear the entire cost of soliciting proxies from you. In addition to the solicitation of proxies by mail, Oritani Financial Corp. will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Oritani Financial Corp. common stock and secure their voting instructions. Oritani Financial Corp. will reimburse such holders of record for their reasonable expenses in taking those actions. If necessary, Oritani Financial Corp. may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter. We have retained Phoenix Advisory Partners, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for the Annual Meeting. Phoenix Advisory Partners, LLC will receive a total fee of $15,000, plus out-of-pocket expenses, for their assistance with this meeting as well as two other stockholder meetings, and other matters.
Recommendation of the Board of Directors
Your Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director listed in this Proxy Statement as well as each other matter to be considered and that stockholders mark the “ONE YEAR” box with respect to the advisory proposal on the frequency of the stockholders’ vote on executive compensation.
Security Ownership of Certain Beneficial Owners and Management
Persons and groups who beneficially own in excess of 5% of the issued and outstanding shares of the Company’s common stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”). The following table sets forth certain information regarding persons who beneficially owned more than five percent of the Company’s issued and outstanding shares of common stock using the ownership totals as of June 30, 2011 as well as the Company’s 55,513,265 shares outstanding as of June 30, 2011.

	Number of Shares
	Owned and nature	Percent of Shares
	of Beneficial	of Common Stock
Name and Address of Beneficial Owners	Ownership	Outstanding
Peter B. Cannell & Co., Inc. 645 Madison Avenue New York, NY 10022-1010	3,709,951	6.68%

Oritani Bank Employee Stock Ownership Plan 370 Pascack Road Township of Washington, New Jersey 07676	3,534,072	6.37%

Management
The following table sets forth information about the shares of Oritani Financial Corp. common stock owned by each nominee for election as director, each incumbent director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all directors and executive officers as a group, as of October 11, 2011.

				Options
	Position(s) held with	Shares	Shares	Exercisable
	Oritani Financial Corp.	Owned	Owned	within 60	Beneficial	Percent of
Name	and/or Oritani Bank	Directly(1)	Indirectly(2)	days	Ownership	Class

DIRECTORS
Nicholas Antonaccio	Director	168,492	—	178,835	347,327	*
Michael A. DeBernardi	Director, Executive Vice President
	and Chief Operating Officer	322,482	7,125	268,253	597,860	1.28%
James J. Doyle, Jr.	Director	200,000	—	178,835	378,835	*
Robert S. Hekemian, Jr.	Director	235,492	68,223	178,835	482,549	1.03%
Kevin J. Lynch	Chairman, President and Chief
	Executive Officer	718,069	34,250	596,117	1,348,435	2.89%
John J. Skelly, Jr.	Director	224,817	125,000	178,835	528,652	1.13%
NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS					—	*
John M. Fields, Jr.	Executive Vice President and Chief
	Financial Officer	305,852	41,334	268,253	615,438	1.32%
Thomas G. Guinan	Executive Vice President and Chief
	Lending Officer	270,950	33,075	268,253	572,277	1.23%
Philip M. Wyks	Senior Vice President and
	Corporate Secretary	30,308	37,182	39,741	107,231	*
All directors and named executive officers as a group (10 persons)		2,501,761	363,036	2,185,760	4,978,601	10.67%

(1)
Each person effectively exercises sole, or shared with spouse, voting power as to the shares reported. Total includes shares awarded under the 2011 Equity Incentive Plan which have not yet vested. Each person effectively exercises sole, or shared with spouse, dispositive power as to the shares reported except for the shares awarded under the 2011 Equity Incentive Plan which have not yet vested.

(2)
Includes shares held in the 401(k) plan and allocated shares in the employee stock ownership plan as well as shares held by immediate family members, in an individual retirement account, by companies in which the individual maintains a controlling interest or in a trust in which the individual is a trustee.

*	Less than 1.0%.
Section 16(a) Beneficial Ownership Reporting Compliance
The Oritani Financial Corp. Common Stock is registered with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Common Stock to file a Form 3, 4, or 5 on a timely basis. Based on the Company’s review of ownership reports, one Form 4 for John Skelly was filed late due to a clerical error, and no other officer or director failed to timely file such reports.

PROPOSAL I — ELECTION OF DIRECTORS
The Board of Directors currently consists of six members and is divided into three classes, with one class of directors elected each year. Two directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors have been elected and shall qualify.
The Board has nominated James J. Doyle, Jr. and John J. Skelly, Jr. for election as directors, each of whom has agreed to serve if so elected. Please refer to the sections entitled “—Directors and Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding the nominees.
It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting FOR the election of the nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board knows of no reason why the nominees would be unable to serve if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.
The Board Recommends a Vote “FOR” Each of the Nominees listed in this Proxy Statement.
Directors and Executive Officers
Following is a summary of the relevant business experience for each of the Company’s directors and executive officers. All directors have held their present positions for six years unless otherwise stated. Each director is also a director of Oritani Bank.
Nominees for Director
James J. Doyle, Jr., age 61, served as the President and Chief Executive Officer of Chilton Memorial Hospital from 1991 until 2004, and also as a consultant to The Chilton Memorial Hospital’s Foundation Board until 2008. Mr. Doyle has also served as Executive Vice President of Atlantic Health System from 1994 until 1998, and Executive Vice President of the Valley Health System from 1998 until 2002. Mr. Doyle has significant executive management experience, overseeing administrative, finance, marketing and human resources activities.
John J. Skelly, Jr., age 71, is the President and Chief Executive Officer of West Side Management, which owns and manages affordable and low-income housing developments throughout New Jersey, New York and Maryland. Mr. Skelly also served as the Deputy Commissioner of Housing for the City of New York and was a founding Board Member for Habitat for Humanity of Greater Jersey City. Mr. Skelly has extensive experience with real estate development and finance.
Continuing Directors
Terms to Expire 2012
Michael A. DeBernardi, age 57, served as Lead Director until April 2008 when he was appointed Executive Vice President and Chief Operating Officer of Oritani Bank. Mr. DeBernardi has previously served in executive positions with AT&T Capital Corporation, Newcourt Credit Group, CIT Global Vendor Finance, Aternus Partners, LLC, and US Express Leasing. Mr. DeBernardi is also a trustee of Chilton Memorial Hospital in Pompton Plains, New Jersey where he serves as Vice-Chairman of the Audit Committee and Co-Chairman of the Strategic Planning Committee. Mr. DeBernardi has held executive positions at a variety of capital finance companies throughout his career.

Robert S. Hekemian, Jr., age 51, has been with the 75-year-old, family-owned Hekemian & Co., Inc. since 1982, becoming President and Chief Operating Officer in 2004. Hekemian & Co. and its affiliates own, manage and develop apartments, shopping centers and mixed-use projects primarily throughout New Jersey, Maryland, Virginia, New York and Pennsylvania. Mr. Hekemian has been involved in all aspects of real estate development and acquisitions throughout his career.
Terms to Expire 2013
Nicholas Antonaccio, age 64, is President of CMA Enterprises LLC, a financial advisory firm founded by Mr. Antonaccio in 2000. Previously, Mr. Antonaccio was the chief financial officer at a variety of public and private companies, including serving for five years as senior vice president and chief financial officer of Copelco Capital, Inc. Mr. Antonaccio has extensive financial and public company expertise, with responsibilities that have spanned all major areas of financial management, including financial operations and contract, tax, treasury, financial planning, credit, information technology, human resources and risk management.
Kevin J. Lynch, age 65, has been the President and Chief Executive Officer of Oritani Bank since 1993 and served as President and Chief Executive Officer of Oritani Financial Corp. since its creation in 1998. Mr. Lynch is a director of the FHLB-NY and serves on its Executive, Compensation, and Housing Committees. He is also a director of Pentegra Services Inc., a national provider of full-service retirement programs. Mr. Lynch is a former Chairman of the New Jersey League of Community and Savings Bankers and served as a member of its Board of Governors for several years, and also served on the Board of Directors of Thrift Institutions Community Investment Corp. Mr. Lynch is a member of the Professional Development and Education Committee of the American Bankers Association. He is a member of the American Bar Association and a former member of the Board of Directors of Bergen County Habitat for Humanity.
Executive Officers of the Bank Who Are Not Also Directors
John M. Fields, Jr., age 48, has been employed by the Company since 1999 and currently serves as Executive Vice President and Chief Financial Officer. He is also responsible for information technology, investor relations, electronic banking and deposit operations, as well as investment and treasury functions. Prior to 1999, Mr. Fields was chief accounting officer and controller at a local publicly-traded financial institution. Mr. Fields is a certified public accountant.
Thomas Guinan, age 47, has been employed by the Company since 2003 and currently serves as Executive Vice President and Chief Lending Officer. Prior to that, Mr. Guinan served as a senior vice president of commercial lending at a local financial institution. Mr. Guinan is responsible for overseeing all aspects of the retail and commercial lending operations of Oritani Bank, including originations, portfolio growth and developing strategies to enhance the bank’s market share and profitability.
Philip M. Wyks, age 57, has been employed by the Company since 1976 and currently serves as Senior Vice President and Secretary. Mr. Wyks is also responsible for facilities management. In addition, Mr. Wyks is a director of Thrift Institutions Community Investment Corporation, a subsidiary of the New Jersey League of Community Bankers that assists League members in forming consortia to originate loans on low to moderate income housing loans and initiate economic development projects throughout the State of New Jersey.
Anthony V. Bilotta, Jr., age 51, began employment with the Company in 2008 as Senior Vice President Retail Banking. Prior to that, Mr. Bilotta served as Senior Vice President of retail banking at a local financial institution. Mr. Bilotta is responsible for all aspects of retail branch banking, sales development, and the Company’s marketing program.
Rosanne P. Buscemi, age 59, has been employed by Oritani Bank since 1978 and currently serves as Senior Vice President—Chief Compliance Officer. Ms. Buscemi also assists with training as well as oversight of new branch development and renovations.

Anne Mooradian, age 50, has been employed by Oritani Bank since 1985 and currently serves as Senior Vice President and Human Resources Officer. Ms. Mooradian has also held branch retail positions at Oritani Bank.
Paul M. Cordero, age 56, has been employed by Oritani Bank since 1980 and currently serves as Vice President and Chief Residential Lending Officer.
Ann Marie Jetton, age 45, has been employed by Oritani Bank since 2000 and currently serves as Vice President and Principal Accounting Officer. Prior to that, Ms. Jetton served as Controller at a local financial institution.
Paul C. Skinner, age 49, began employment with the Company in 2008 as Vice President/Chief Information Officer. Prior to that, Mr. Skinner served as Senior Vice President of information technology and operations at a local financial institution. Mr. Skinner is responsible for information technology, deposit operations, electronic banking and also serves as the Company’s privacy officer.
Corporate Governance, Code of Ethics and Business Conduct
Oritani Financial Corp. is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.
The Board has adopted a code of ethics for the principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions, and corporate governance guidelines for directors. These codes and guidelines are designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. Both of these documents are available through links on the Company’s website at www.oritani.com. Amendments to and waivers from the code of ethics and corporate governance guidelines for directors are disclosed on the Company’s website.
Director Independence
The Board has determined that, except as to Mr. Lynch and Mr. DeBernardi, each member of the Board is an “independent director” within the meaning of the Nasdaq corporate governance listing standards and the Company’s corporate governance policies. Mr. Lynch and Mr. DeBernardi are not considered independent as each is an executive officer of the Company.
In addition, the Board of Directors has appointed Mr. Antonaccio as Lead Director. In this capacity, Mr. Antonaccio chairs the meetings of the independent directors and other meetings of the Board when the Chairman is excused or absent. Mr. Antonaccio also acts as liaison between the Chairman and the independent directors.
During fiscal 2011, each of Directors John J. Skelly, Jr., James J. Doyle, Jr. and Kevin J. Lynch had residential mortgage loans with Oritani Bank. Additionally, as of June 30, 2011, Oritani Bank had loans outstanding to entities in which Directors Hekemian and Skelly had an ownership interest in the amounts of $26.5 million and $11.9 million, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public. Oritani Financial Corp. also utilizes the property management services of Hekemian & Co., Inc. to manage two properties owned by its subsidiaries. Director Hekemian has a minority, non-controlling ownership interest in Hekemian & Co., Inc. During the fiscal year ended June 30, 2011, Oritani Financial Corp., through its subsidiaries, paid $82,505 to Hekemian & Co., Inc. for these management services. In addition, during the fiscal year ended June 30, 2011, Oritani Bank made rent payments for its Cliffside Park branch totaling $88,080 to the landlord, Willet & Co. Director Hekemian has a 2.75% ownership interest in Willet & Co. The terms of these agreements were determined in the ordinary course of business and were made on substantially the same terms by us as could have been made with unaffiliated parties.

Mr. Lynch has served as our Chairman of the Board since 1998 and Chief Executive Officer since 1993. Based on its most recent review of the Board leadership structure, the Board has determined that this leadership structure is optimal for the Company because it provides the Company with strong and consistent leadership. Given the current regulatory and market environment, the Board believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive and effective leadership, and ensures effective communication between management and the Board. In addition, this leadership structure allows Mr. Lynch to more effectively execute the Company’s strategic initiatives and business plans. The independent directors, led by its Lead Director, will continue to periodically review the Board’s leadership structure to ensure that it is most appropriate for the Company.
Board Meetings and Committees
The Boards of Directors of Oritani Financial Corp. and Oritani Bank met 14 times during the fiscal year ended June 30, 2011. All directors attended all Board and Committee meetings during fiscal 2011, including Board and committee meetings of Oritani Bank. Executive sessions of the independent directors are regularly scheduled. Each of the Company’s directors attended the Company’s 2010 Annual Meeting of Stockholders.
The Company and Oritani Bank have four standing Board committees: Compensation Committee; Nominating and Corporate Governance Committee; Audit Committee and Loan Committee. The charters for each of these committees are available through links from our investor website at http://investor.oritani.com.
Compensation Committee.
The Compensation Committee, consisting of Messrs. Skelly, Jr. (Chair), Antonaccio, Doyle and Hekemian, is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation Committee met six times during fiscal year 2011.
Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee, consisting of Messrs. Doyle, Jr. (Chair), Antonaccio, Hekemian and Skelly, is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, determining the size and composition of the Board of Directors and its committees and monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. The Committee is also responsible for monitoring of compliance and CRA related matters. Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee met nine times during fiscal year 2011.
Board Nominations
The Nominating and Corporate Governance Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Nominating and Corporate Governance Committee would solicit suggestions for director candidates from all Board members and may consider candidates submitted by stockholders. In addition, the Nominating and Corporate Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. The Nominating and Corporate Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:
•	has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;

•	has experiences and achievements that have given him/her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his/her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.
The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” in accordance with the listing standards of the Nasdaq Stock Market, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an “audit committee financial expert.” Additionally, under the Bylaws, a person is not qualified to serve as a director if he or she has been subject to certain regulatory or legal actions.
Procedures for the Consideration of Board Candidates Submitted by Stockholders
The Nominating and Corporate Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Stockholders can submit the names of candidates for director by writing to the Chair of the Nominating and Corporate Governance Committee, at Oritani Financial Corp., 370 Pascack Road, Township of Washington, New Jersey 07676. The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	the qualifications of the candidate and why this candidate is being proposed;

•
the name and address of the nominating stockholder as he/she appears on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the nominated candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and the Company and between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must also comply with the procedural and informational requirements described in “Advance Notice Of Business To Be Conducted at an Annual Meeting.”
Stockholder Communications with the Board
A stockholder of the Company who wants to communicate with the Board or with any individual director can write to the Chair of the Nominating and Corporate Governance Committee at Oritani Financial Corp., 370 Pascack Road, Township of Washington, New Jersey 07676. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:
•	Forward the communication to the director(s) to whom it is addressed;

•	Handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.
At each Board meeting, the Chair of the Nominating and Corporate Governance Committee will present a summary of all communications received since the last meeting and make those communications available to the directors upon request.
Audit Committee
The Audit Committee, consisting of Messrs. Antonaccio (Chair), Doyle, and Skelly, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market and under Securities and Exchange Commission Rule 10A-3. The Board of Directors believes that Mr. Antonaccio qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission. The Audit Committee met 16 times in fiscal year 2011.
The duties and responsibilities of the Audit Committee include, among other things:
•	sole authority for retaining, evaluating and removing the Company’s independent registered public accounting firm to audit the annual financial statements;

•
in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of Oritani Financial Corp.’s financial reporting processes, both internal and external;

•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

•	reviewing earnings and financial releases and quarterly and annual reports filed with any governmental body; and

•	review and pre-approve engagements for audit and non-audit services by the independent registered public accounting firm.

The Audit Committee reports to the Board of Directors on its activities and findings.
Audit Committee Report
Pursuant to rules and regulations of the Securities and Exchange Commission, this Audit Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Oritani Financial Corp. specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.
Management has the primary responsibility for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:
•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2011;

•
met with the Company’s Chief Executive Officer, Chief Financial Officer, internal auditors and the independent registered public accounting firm, both together and in separate executive sessions, to discuss the scope and the results of the audits and the overall quality of the Company’s financial reporting and internal controls;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended;

•
received the written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent registered public accounting firm its independence from the Company; and

•	pre-approved all audit, audit related and other services, inclusive of fees associated with the second step transaction, to be provided by the independent registered public accounting firm.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and be filed with the SEC. In addition, the Audit Committee appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012. Although not required, this appointment is being presented for stockholder ratification at the Annual Meeting of Stockholders.
The Audit Committee
Nicholas Antonaccio (Chair)          James J. Doyle, Jr.
John J. Skelly, Jr.
Transactions with Certain Related Persons
Federal law and regulation generally require that all loans or extensions of credit to executive officers and directors must be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Oritani Bank or the Company and must not involve more than the normal risk of collectability or present other unfavorable features. However, applicable regulations permit executive officers and directors to receive the same terms through loan programs that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.

Section 402 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to Oritani Bank. The provisions of this section of Sarbanes-Oxley do not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to the Company’s directors and officers are made in conformity with the Federal Reserve Act and Regulation O.
The aggregate amount of our loans to our executive officers and directors, and their related entities, was $39.8 million at June 30, 2011. These loans were performing according to their original terms at June 30, 2011. See “Director Independence” for additional disclosure concerning transactions between certain directors and Oritani Financial Corp. or Oritani Bank.
Executive Compensation
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee determined the salaries paid to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. None of the members of the Compensation Committee was an officer or employee of Oritani Financial Corp. or Oritani Bank during the fiscal year ended June 30, 2011, or is a former officer of Oritani Financial Corp. or Oritani Bank.
During the fiscal year ended June 30, 2011, (i) no executive of Oritani Financial Corp. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Oritani Financial Corp.; (ii) no executive officer of Oritani Financial Corp. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Oritani Financial Corp.; and (iii) no executive officer of Oritani Financial Corp. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Oritani Financial Corp.
Compensation Committee Report
Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Oritani Financial Corp. specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
John J. Skelly, Jr (Chair)	Nicholas Antonaccio
James J. Doyle	Robert S. Hekemian

Compensation Discussion and Analysis
Compensation Philosophy and Objectives
The goal of the Executive Compensation Program is to enable the Company to attract, develop, and retain strong executive officers capable of maximizing the Company’s performance for the benefit of its stockholders. The Company’s compensation philosophy is to provide competitive compensation opportunities that are aligned with its financial performance and the generation of value for stockholders through stock-price appreciation. The Company’s focus is on retaining and motivating key executives, maintaining profitability, asset quality and loan growth, while controlling expenses.
Role of the Compensation Committee
The Compensation Committee (the “Committee”) assists the Board of Directors in discharging its responsibilities regarding the Company’s compensation and benefit plans and practices. Authority granted to the Committee is established in its charter, which is available on the Company’s website at www.oritani.com. The Committee met as necessary. One of the responsibilities of the Committee was to provide, on an annual basis, final approval of the significant components of the total compensation of the named executive officers. In making these determinations, the Committee considered the executive’s level of job responsibility, the compensation paid by peers for similar levels of responsibility, industry survey data regarding executive compensation, the financial condition and performance of the Company, and an assessment of the executive’s individual performance. The Committee also strongly considered the recommendations of the Chief Executive Officer regarding the other named executive officers. Since the Committee consists of all of the independent Board members and their responsibilities are only appropriate for independent Board members, there was no need for a formal discussion of their findings and recommendations with the full Board of Directors.
Use of Outside Advisors and Survey Data. The Committee used industry survey data from independent sources and engaged an independent compensation consulting firm to assist it in performing its duties. The independent sources of industry survey data utilized by the Committee were the executive compensation reports prepared by the New Jersey League of Community Bankers and L.R. Webber Associates, Inc. (“Webber Survey”). The Webber Survey provides timely and reliable information on wages, salaries, employee benefits, and compensation practices and trends for financial institutions. It is widely utilized within the industry. The Committee engaged a compensation consulting firm, GK Partners, to prepare a compensation report and analysis in connection with the compensation package of the named executive officers. GK Partners is an independent, executive compensation consulting firm with experience in, and knowledge of, the financial services industry. GK Partners had previously been engaged by the Committee. The report GK Partners produced for this fiscal period is dated October 29, 2010. The peers selected for the GK Partners report for purposes of compiling peer data were publically traded banks that were considered reasonable competitors based on size, profitability, market capitalization, lines of business and regional location. The specific peers were:
•	Brookline Bancorp, Inc.

•	Danvers Bancorp, Inc.

•	Dime Community Bancshares

•	Flushing Financial Corp.

•	First of Long Island Corp.

•	Hudson Valley Holding Corp.

•	Investors Bancorp, Inc.

•	Kearny Financial Corp.

•	NBT Bancorp Inc.

•	Northfield Bancorp, Inc.

•	OceanFirst Financial Corp.

•	Provident New York Bancorp

•	Roma Financial Corp.

•	Sterling Bancorp, Inc.

•	Suffolk Bancorp, Inc.

The Committee communicated directly with, and received certain reports directly from, GK Partners. In addition to the raw peer data, the Committee also considered the relative business models, loan growth, asset quality, and profitability of the banks and thrifts in the peer groups. The report prepared by GK Partners included a peer median and average salary and cash incentive for each of the named executive officers based on their title and responsibilities. The Committee considered the executive’s current base salary and historical annual cash incentive, and compared these amounts to the median and average compensation detailed in the GK Partners Report for the executive’s title and responsibilities. The peer median and average compensation were strongly considered by the Committee when contemplating the executive’s salary and cash incentive (described in the procedures below). The Committee was aware that market base salary increases remained low due to low inflation and general economic conditions. The Committee decided that the acceptable range for base salary increases was 0 to 5%. This range was consistent with the range applied to the entire employee base. The acceptable range of target bonus opportunity for annual cash incentives was 0 to 100% of the executive’s current base salary. This range was much broader than the range for the entire employee base. The Committee felt it was proper to have a broader incentive base for the executives as they had a far greater impact on results than the general employee base. The Committee also felt it was important to have a significant portion of the executive’s cash compensation to be results based. Given these restrictions, and considering the information provided in the GK Partners Report, the Committee determined a preliminary range of base salary and annual cash incentive for each of the named executive officers. A final amount for each executive was determined using the procedures described in the paragraphs below.
Elements of the Compensation Package
The Company’s 2010/2011 compensation program for named executive officers consisted of base salary, annual cash incentives, equity incentive awards (such as stock options and restricted stock awards), a comprehensive benefits package and perquisites.
Base Salary. Executive base salary levels are generally reviewed on an annual basis and adjusted as appropriate. The Company desires to compensate executives fairly. During the fiscal year ended June 30, 2011, the Committee considered prevailing market conditions and approved certain salary adjustments as indicated below. The Committee also considered the overall performance of the individual, including their achievement of individual goals as well as their contribution to Company goals in making their determinations. The Committee relied on the data contained in the GK Partners Report, as well as the data from independent surveys, in formulating its opinion of prevailing market conditions. The data indicated that, in general, base salary increases had been muted. The following table sets forth the base salary increases for the named executive officers approved by the Committee during fiscal year 2011.
Base Salary History at June 30, 2011

		Increase			New Base
	Base Salary	Date	Increase	% Increase	Salary
Kevin Lynch	$545,000	11/08/10	$21,800	4.0%	$566,800
Michael DeBernardi	$280,675	11/08/10	$8,325	3.0%	$289,000
John Fields	$226,720	11/08/10	$9,080	4.0%	$235,800
Thomas Guinan	$226,720	11/08/10	$9,080	4.0%	$235,800
Philip Wyks	$190,890	n/a	$—	n/a	$190,890
The Committee considered the existing base salaries of the named executive officers to be within a reasonable range based on their perception of existing market conditions. In general, the Committee was pleased with the continued progress management made in quality balance sheet growth, earnings, improvement in loan quality and the successful second step conversion. The Committee felt that some adjustments to base salaries should be made in recognition of these results and the additional responsibilities thrust upon management due to the change in corporate structure to being a full public company. The Committee felt that most of this additional responsibility fell upon the President and CFO, and approved 4% increases for Mr. Lynch and Mr. Fields. Mr. DeBernardi’s responsibilities are impacted to a lesser degree by this change and his increase was 3%. The Committee also recognized that loan growth will continue to be critical to achieving the strategic objectives of the Company. The Committee awarded Mr. Guinan with a

4% increase in recognition of the additional management responsibilities and the loan growth achieved by the Company in an increasingly challenging environment. The Committee felt the aforementioned achievements of management greatly exceeded rewards presented in base salary adjustments but recognized that additional benefits would likely be provided to management through an equity incentive plan. In the instance of Mr. Wyks, the Committee felt that no adjustment to base salary was appropriate at this time as they felt his current salary was sufficient when considered in conjunction with his responsibilities. The Committee considered the ending base salaries of all of the named executive officers to be appropriate and reasonable considering their responsibilities, in comparison to their peers.
Annual Cash Incentives. Annual cash incentive opportunities are provided to the named executive officers as an incentive to achieve annual goals and objectives. At the November 21, 2008 Annual Meeting of Stockholders of Oritani Financial Corp., stockholders approved the Executive Officer Annual Incentive Plan. This plan became effective at that time and formalized the process of annual cash incentives for named executive officers. The annual cash incentives paid in fiscal 2011 were awarded in accordance with this plan. The plan incorporates three potential incentive achievement levels: threshold; target and maximum.
The measurement period for the annual cash incentives paid in fiscal 2011 period was July 1, 2009 to June 30, 2010 (except for the core deposit growth goal which had a measurement period of January 1, 2010 to June 30, 2010). The Committee established five strategic objectives for measurement of achievement of annual cash incentives. The quantifiable goals measured were: core deposit growth; multifamily and commercial real estate loan originations; loan quality; return on assets versus peers and efficiency ratio versus peers. The return on assets versus peers’ goal was double weighted. While income statement results were not directly measured, the plan also incorporated an income “gate” to ensure that high incentive levels could not be attained if low income statement results were realized. In addition, 10% to 40% of the total annual cash incentives paid to the named executive officers was related to their individual performance. At the beginning of the fiscal year, the named executive officers were assigned specific goals that were related to their responsibilities to the Company and Oritani Bank. The structure of the plan and the specific goals were reviewed by the Committee’s external consultant, GK Partners, and the plan was tailored to incorporate their comments. The peers utilized for the last two measurements determined with input from GK Partners and the Compensation Committee, and the specific components were:
•	Brookline Bancorp, Inc. (BRKL)

•	Danvers Bancorp, Inc. (DNBK)

•	Hudson Valley Holding Corp. (HUVL)

•	Kearny Financial Corp. (KRNY)

•	Northfield Bancorp, Inc. (NFBK)

•	OceanFirst Financial Corp. (OCFC)

•	Provident New York (PBNY)

•	Sterling Bancorp, Inc. (STL)

•	Sun Bancorp, Inc. (SNBC)

•	Lakeland Bancorp, Inc. (LBAI)

The Company’s results compared to the strategic objectives are summarized in the table below:

		RESULT
		NECESSARY	ACTUAL /
		FOR	NORMALIZED
GOAL	MEASUREMENT	MAXIMUM	RESULT (a)

Net income “gate”	net income	$8,364,000	$14,568,000

Total deposit growth	percentage increase	15.00%	15.63%
Core deposit growth	percentage increase	20.00%	32.79%
Loan portfolio growth	commercial real estate and multifamily	25.00%	33.43%
Loan quality	Nonaccrual as a % of net loans	<2.00%	2.53%
Return on equity(b)	Percentage better than peer average	>30%	132.24%
Efficiency ratio(c)	Percentage better than peer average	>20%	29.09%
a —
The Company goals were set by the Committee absent of the impacts directly attributable to the second step transaction. The Company’s actual results were adjusted for such items for purposes of measuring goal achievement. The specific items adjusted were:

•	Net income for $6.2 million in after tax costs attributable to the second step transaction. This also impacted the return on equity and efficiency ratio calculations.

•	Deposits with drawn for stock purchases totaling $14.5 million.
b —	The Company’s adjusted return on equity was 5.69% while the peer average was 2.45%.

c —	The Company’s adjusted efficiency ratio was 48.22% while the peer average was 68.00%.
Adjusted results exceeded the maximum target amount for the income gate as well as five of the six objectives and the Committee concluded that management had accumulated sufficient overall points to achieve the maximum level of annual cash incentive. The Committee’s external consultant, GK Partners, concurred with this conclusion. Accordingly, cash payments in accordance with the previously disclosed amounts for this level of achievement were approved by the Committee and such amounts were paid to the executives in December, 2010. These awards to the Company’s named executive officers totaled $813,808. The specific amount awarded to each named executive officer for the fiscal year ended June 30, 2011 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
Equity Incentives. The Company did not have stock issued to the public prior to its initial public offering which was consummated in 2007. In connection with the initial public offering, Oritani Bank established an employee stock ownership plan (“ESOP”) that purchased 3.92% of the total shares issued in the for the benefit of employees of Oritani Bank. The ESOP also purchased an additional 4.0% of the shares issued in connection with the second step offering. The ESOP is a qualified retirement plan.
At a special meeting of stockholders in April 2008, the Company’s stockholders approved the Company’s 2007 Equity Incentive Plan (“the 2007 Equity Plan”) which authorized the issuance of up to 4,172,817 shares of Company common stock pursuant to grants of incentive and non-statutory stock options, stock appreciation rights, and restricted stock awards. The 2007 Equity Plan provided officers, employees and directors of the Company and Oritani Bank with additional incentives to promote the growth and performance of the Company. The Committee believes that officer stock ownership provides a significant incentive in building stockholder value by aligning the interests of the officers, employees and directors with those of the Company’s shareholders. No awards were granted to any named executive officers under the 2007 Equity Plan during fiscal 2011. In accordance with the terms of the outstanding grant agreements under the 2007 Equity Plan, all of the stock awards and the vast majority of stock options that had been granted under the Equity Plan vested in conjunction with the second step transaction. As of June 30, 2011, a total of 3,984,823 stock options and restricted stock awards had been granted under the Equity Plan, representing 95.5% of the shares available.

To further align the interests of the Company’s employees and directors with the Company’s stockholders, the 2011 Equity Incentive Plan (“2011 Equity Plan”) was approved by the Company’s stockholders on July 26, 2011. The 2011 Equity Plan authorizes the issuance of up to 5,790,849 shares of the Company’s common stock pursuant to grants of stock options, restricted stock awards and restricted stock units. No more than 1,654,528 shares may be issued as restricted stock awards or restricted stock units. Employees and outside directors of the Company or Oritani Bank are eligible to receive awards under the 2011 Equity Plan, except that non-employee directors may receive in the aggregate up to 30% of the shares reserved under the 2011 Equity Plan. The 2011 Equity Plan will be administered by the Committee, who, in consultation with executive management, will make decisions and determinations related to the granting of awards to certain employees and directors of the Company and Oritani Bank and the terms and conditions of the equity awards.
Other. Additionally, the Company provides certain fringe benefits, including retirement plans, termination benefits, and perquisites. The retirement plans consist of:
•
A tax-qualified defined benefit plan (frozen as of December 31, 2008); a 401(k) plan (with a Company match equal to 50% of the first 6% of employee deferrals); and the ESOP (with annual Company contributions equal to the amount of the annual ESOP loan repayment).

•
A nonqualified Benefit Equalization Plan which provides benefits to certain employees who are disallowed certain benefits under the Company’s qualified benefit plans; a nonqualified Executive Supplemental Retirement Income Agreement for our Chief Executive Officer; and a post-retirement medical plan for certain eligible senior officers.

The Committee considered these items when contemplating the overall compensation package awarded to the named executive officers. The Committee felt that these items were appropriate given the level of responsibility for each named executive officer and that no changes to the programs were warranted.
Other Matters
Corporate Income Tax Considerations. Section 162(m) of the Internal Revenue Code imposes a $1,000,000 annual limit on a publicly-traded company’s federal tax deduction for certain types of compensation paid to the principal executive officer and each of the next four most highly compensated named executive officers, excluding the principal financial officer. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants are intended to qualify as performance-based compensation. It has been the Committee’s practice to structure the compensation and benefit programs offered to the named executive officers in order to maximize the tax deductibility of amounts paid. However, in structuring the compensation programs and in reaching compensation decisions, the Committee considers a variety of factors, including the Company’s tax position, the materiality of the payments and tax deductions involved, and the need for flexibility to address unforeseen circumstances. After considering these factors, the Committee may decide to authorize compensation payments, all or part of which would be nondeductible for federal tax purposes.
Section 4999 of the Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under Section 280G of the Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which includes the named executive officers) exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one time the individual’s base amount. Severance payments to the named executive officers pursuant to their employment agreements and other compensation arrangements that are paid in connection with a change in control of the Company or Oritani Bank are subject to reduction in order to avoid an excess parachute payment under Section 280G of the Code.
Accounting Considerations. The Committee considers the financial statement implications of each element of the named executive officers’ compensation. However, the impact of each compensation element on the Company’s overall compensation philosophy and compensation program, including considerations such as balancing long-term and short-term incentives, as well as the projected economic costs of each element are the primary determining factors of the named executive officers’ compensation packages.
Executive Stock Ownership Requirements. The Board believes the Chief Executive Officer and all Executive Vice Presidents should have a financial investment in the Company’s stock in order to further align their interests with those of stockholders. Executive Vice Presidents are expected to own at least 25,000 shares of common stock, and the Chief Executive Officer is expected to own at least 50,000 shares of common stock. Each of the relevant executive officers currently exceeds these requirements.

Risk Management
The Committee believes that any risks arising from the Company’s compensation policies and practices for all of its employees, including the named executive officers, are not reasonably likely to have a material adverse effect on the Company or Oritani Bank. In addition, the Committee believes that the mix and design of the elements of the compensation program will encourage senior management to act in a manner that is focused on long-term valuation of the Company and Oritani Bank.
The Committee regularly reviews the Company’s compensation program to ensure that controls are in place so that employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of the Company and Oritani Bank. With respect to the Executive Officer Annual Incentive Plan, the Committee reviews and approves the company-wide performance objectives that determine the bonus payments to be made thereunder. The performance objectives are selected in consultation with an outside consultant, and are customary performance metrics for financial institutions in the Company’s peer group. Furthermore, the Committee limits the amount of bonuses that can be paid under the plan if the Company fails to achieve its minimum net income goal for the plan year, which ensures that high incentive levels could not be obtained by participants in the plan if the Company’s minimum net income goal is not realized.
Finally, by implementing the ESOP, 2007 Equity Plan and 2011 Equity Plan, the Committee has put more of the Company’s common stock into the hands of its employees which will align their interests with those of the stockholders, and in turn will contribute to long-term stockholder value and decrease the likelihood that they would take excessive risks that could threaten the value of their common stock received under each plan.

Executive Officer Compensation
Summary Compensation Table.
The following table sets forth for the fiscal years ended June 30, 2011, 2010 and 2009 certain information as to the total remuneration paid to Mr. Lynch, who serves as Chief Executive Officer, Mr. Fields, who serves as Chief Financial Officer, and the next three most highly compensated executive officers of the Company or Oritani Bank. Each of the individuals listed in the table below is referred to as a “named executive officer.”

							Change in pension
							value and non-
				Stock	Option	Non-Equity	qualified deferred
				Awards	Awards ($)	Incentive Plan	compensation	All other
Name and principal position	Fiscal Year	Salary ($) (1)	Bonus ($)	($) (2)	(3)	Compensation	earnings ($) (4)	compensation ($) (5)	Total ($)
Kevin J. Lynch	2011	$580,215	$—	$—	$—	$408,750	$2,123,935	$117,940	$3,230,840
President and	2010	557,577	—	2,384,138	1,048,105	408,750	2,261,515	159,491	6,819,576
Chief Executive Officer	2009	550,750	250,000	621,949	273,419	—	1,648,874	110,512	3,455,504

Michael A. DeBernardi	2011	285,798	—	—	—	140,338	99,106	85,693	610,935
Executive Vice President	2010	277,531	—	1,144,386	471,647	133,525	280,886	103,813	2,411,788
and COO	2009	263,846	65,625	298,536	123,038	—	87,278	25,995	864,318

John M. Fields, Jr.	2011	243,191	—	—	—	113,360	31,024	77,750	465,325
Executive Vice President	2010	229,470	—	1,144,386	471,647	106,820	253,102	93,086	2,298,511
and CFO	2009	211,077	70,000	298,536	123,038	—	73,436	76,249	852,336

Thomas Guinan	2011	232,308	—	—	—	113,360	(12,041)	74,256	407,883
Executive Vice President	2010	223,366	—	1,144,386	471,647	106,820	326,576	91,619	2,364,414
and CLO	2009	211,077	80,000	298,536	123,038	—	115,092	77,776	905,519

Philip M. Wyks	2011	190,890	—	—	—	38,000	(31,064)	69,926	267,752
Senior Vice President	2010	190,163	—	179,975	69,874	37,800	269,115	70,561	817,488
and Corp. Secretary	2009	191,181	37,800	46,950	18,228	—	192,800	76,239	563,198

(1)	Includes $21,239 and $10,650 of payments made in 2010 to Messrs. Lynch and Fields, respectively, for unused vacation days.

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended June 30, 2011, 2010 and 2009, in accordance with FASB ASC Topic 718 for restricted stock awards pursuant to the 2007 Equity Plan. Assumptions used in the calculation of this amount are included in footnote 14 to Oritani Financial Corp.’s audited financial statements for the fiscal year ended June 30, 2011 included in Oritani Financial Corp.’s Annual Report on Form 10-K.

(3)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the fiscal years ended June 30, , 2011, 2010 and 2009, in accordance with FASB ASC Topic 718 for stock option awards pursuant to the 2007 Equity Plan. Assumptions used in the calculation of this amount are included in footnote 14 to Oritani Financial Corp.’s audited financial statements for the fiscal year ended June 30, 2011 included in Oritani Financial Corp.’s Annual Report on Form 10-K.

(4)
The amounts in this column reflect the actuarial increase in the present value at June 30, 2011 compared to June 30, 2010, of the named executive officer’s benefits under the Defined Benefit Plan and Benefit Equalization Plan and, in the case of Mr. Lynch, an Executive Supplement Retirement Income Agreement and the Directors’ Retirement Plan maintained by Oritani Bank, and, in the case of Mr. DeBernardi, the Directors’ Retirement Plan maintained by Oritani Bank, determined using interest rate and mortality rate assumptions consistent with those used in Oritani Financial Corp.’s audited financial statements and includes amounts for which the named executive officer may not currently be entitled to receive because such amounts are not vested. The discount rate assumed in the valuation of the Defined Benefit Plan was increased to 5.67% at June 30, 2011 from 5.00% at June 30, 2010. This caused the present value of these benefits to decrease over the period. This column also includes $146,935, $7,789, $14,204, $6,959, and $7,936 of preferential or above-market earnings on non tax-qualified deferred compensation for non-qualified defined contribution plans for Messrs. Lynch, DeBernardi, Fields, Guinan and Wyks, respectively, as well as $38,317 for Mr. DeBernardi of preferential earnings on a similar plan for deferred director fees.

(5)
The amounts in this column represent the total of all perquisites (non-cash benefits and perquisites such as the use of employer-owned automobiles, membership dues and other personal benefits), employee benefits (employer cost of life insurance and health insurance), employer contributions to defined contribution plans (the 401(k) Plan, the ESOP and the Benefit Equalization Plan) and dividends on unvested stock awards. Amounts are reported separately under the “All Other Compensation” table below.

All Other Compensation

		Company
		Contribution on
		Medical, Dental,			Company
		Disability and			Contribution to		Dividends on
		Insurance			ESOP and 401(k)	Benefit	unvested stock
		Benefits	Automobile		Plan Match	Equalization Plan	awards	Country Club
Name	Fiscal Year	($)	Allowance ($)		($)	Contribution ($)	($)	Dues ($)	Total ($)
Kevin J. Lynch	2011	$16,899	$18,632		$39,139	$29,669	$—	$13,601	$117,940
	2010	16,123	18,448		34,815	30,450	48,683	10,973	159,492
	2009	16,846	16,521		48,430	20,561	—	8,154	110,512

Michael DeBernardi	2011	18,957	14,813		39,139	12,784	—	—	85,693
	2010	18,080	14,518		34,815	13,033	23,368	—	103,814
	2009	14,803	9,305		—	1,887	—	—	25,995

John M. Fields, Jr.	2011	18,682	9,232		39,139	10,697	—	—	77,750
	2010	14,419	9,695		34,815	10,790	23,368	—	93,087
	2009	14,803	9,305		—	1,887	—	—	25,995

Thomas Guinan	2011	13,939	7,434		39,139	10,370	—	3,374	74,256
	2010	12,722	7,266		34,890	9,104	23,368	4,270	91,620
	2009	14,803	9,305		—	1,887	—	—	25,995

Philip M. Wyks	2011	16,941	6,979	#	6,867	—	—	—	69,926
	2010	17,500	7,622		38,251	3,512	3,675	—	70,560
	2009	16,879	7,522		49,767	2,072	—	—	76,240
Plan-Based Awards. The Company’s stockholders approved the Executive Officer Annual Incentive Plan (the “Incentive Plan”) at the Company’s 2008 annual meeting, so that the annual cash awards paid to senior executives under the Incentive Plan could qualify as performance-based compensation, as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 162(m) of the Code, the amount which the Company may deduct on its federal income tax return for compensation paid or accrued with respect to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief financial officer) in any taxable year is generally limited to $1 million per individual. However, compensation that qualifies as “performance-based compensation” is not subject to the $1 million deduction limit. In order to qualify as “performance-based compensation,” the material terms of the performance goals on which the payment of compensation is based must be disclosed to and approved by stockholders.
All full-time executive or senior officers of Oritani Bank are eligible for selection to participate in the Incentive Plan. Each year, the Compensation Committee (the “Committee”) will approve: (i) the employees who will participate in the Incentive Plan for that year; (ii) award levels, which shall be expressed as a percentage of a participant’s base salary for that year, for each participant under the Incentive Plan (these award levels will include threshold, target and maximum award opportunities); (iii) performance goals selected from among the list of goals set forth in the Incentive Plan. No later than 90 days after the commencement of each performance period (or by such other deadline as may apply under Code Section 162(m)(4)(C) or the Treasury Regulations thereunder), the Committee will establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee retains discretion under the Incentive Plan to reduce an award at any time before it is paid.
Cash awards may be paid under the Incentive Plan for any performance period only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such performance period and after the Committee certifies that the performance goals for the year have been satisfied. If a participant is not employed by Oritani Bank at the end of the year, no payment under the Incentive Plan will be made to the Participant except in the discretion of the Committee. If a Participant dies, a payment under the Plan may be awarded in the discretion of the Chief Executive Officer (or the Board, if it is the Chief Executive Officer who dies). Payments will be made after approval by the Board following the conclusion of the plan year.

Grants of Plan-Based Awards for the Fiscal Year Ended June 30, 2011

	Estimated Possible Payouts Under Non-Equity
	Incentive Plan Awards (1)
	Threshold	Target	Maximum
Name	($)	($)	($)
Kevin J. Lynch	$141,700	$283,400	$425,100
Michael DeBernardi	57,800	101,150	144,500
John M. Fields, Jr.	47,160	82,530	117,900
Thomas Guinan	47,160	82,530	117,900
Philip M. Wyks	19,089	38,178	57,267
The Committee concluded that management was eligible for the maximum level of annual cash incentive based on goal achievement for the fiscal year ended June 30, 2011. The Committee’s external consultant, GK Partners, concurred with this conclusion. As of the date of this Proxy Statement, no payments have been made under this plan for that period.
Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of June 30, 2011 for the named executive officers.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2011
	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
	Exercisable	Unexercisable	Price ($)	Date(1)	Vested (#)	Vested ($)
Kevin J. Lynch	596,117	—	$10.43	05/05/18	—	—

Michael DeBernardi	268,253	—	10.43	05/05/18	—	—

John M. Fields, Jr.	268,253	—	10.43	05/05/18	—	—

Thomas Guinan	268,253	—	10.43	05/05/18	—	—

Philip M. Wyks	39,741	—	10.43	05/05/18	—	—

(1)	Stock options expire ten years after grant date and are 100% vested.

Option Exercises And Stock Vested. None of the Company’s named executive officers exercised any stock options, nor did any stock awards vest, during the fiscal year ended June 30, 2011.
Pension Benefits. The following table sets forth information with respect to pension benefits at and for the fiscal year ended June 30, 2011 for the named executive officers. See “Defined Benefit Plan,” “Director’s Retirement Plan,” “Benefit Equalization Plan” and “Executive Supplemental Retirement Income Agreement” for a discussion of the plans referenced in this table.

Pension Benefits at and for the Fiscal Year (1)
		Number of	Present	Payments
		years	value of	during last
		credited	accumulated	fiscal year
Name	Plan name	service (#)	benefit ($)	($)
Kevin J. Lynch	Defined Benefit Plan	15.50	629,000	—
	Directors’ Retirement Plan	20.67	542,000	—
	Benefit Equalization Plan (2)	15.50	1,590,000	—
	Executive Supplemental Income Agreement	6.50	5,332,000	—
Michael DeBernardi	Defined Benefit Plan	—	—	—
	Benefit Equalization Plan (2)	—	—	—
	Directors’ Retirement Plan	17.67	245,000	—
John M. Fields, Jr.	Defined Benefit Plan	10.67	166,000	—
	Benefit Equalization Plan (2)	10.67	26,000	—
Thomas Guinan	Defined Benefit Plan	21.17	396,000	—
	Benefit Equalization Plan (2)	5.50	7,000	—
Philip M. Wyks	Defined Benefit Plan	32.50	867,000	—
	Benefit Equalization Plan (2)	32.50	98,000	—

(1)
The figures shown are determined as of the plan’s measurement date of June 30, 2011 for purposes of the Company’s audited financial statements. For mortality, discount rate and other assumptions used for this purpose, please refer to note 13 in the audited financial statements included in the Company’s Annual Report on Form 10-K.

(2)	Amount reflects the pension benefit portion of the Benefit Equalization Plan.
Nonqualified Deferred Compensation.
The following table sets forth information with respect to the portion of the Benefit Equalization Plan that supplements the 401(k) Plan and the employee stock ownership plan at and for the fiscal year ended June 30, 2011 for the named executive officers.

Nonqualified Deferred Compensation (401k) at and for the Fiscal Year Ended June 30, 2011
	Executive	Registrant	Aggregate		Aggregate
	contributions	contributions	earnings in	Aggregate	balance at
	in last fiscal	in last fiscal	last fiscal	withdrawals/	last fiscal
Name	year	year (1)	year (3)	distributions	year end
Kevin Lynch	$120,000	$29,669	$156,926	$—	$1,905,769
Michael DeBernardi	50,000	12,784	10,824	—	158,100
John M. Fields, Jr.	57,500	10,697	28,955	—	374,136
Thomas Guinan	45,000	10,370	14,367	—	195,658
Philip M. Wyks	21,000	6,867	16,385	—	205,453

Nonqualified Deferred Compensation (ESOP) at and for the Fiscal Year Ended June 30, 2011
	Executive	Registrant	Aggregate		Aggregate
	contributions	contributions	earnings in	Aggregate	balance at
	in last fiscal	in last fiscal	last fiscal	withdrawals/	last fiscal
Name	year	year (2)	year	distributions	year end
Kevin Lynch	$—	$206,788	$—	$—	$1,104,804
Michael DeBernardi	—	35,879	—	—	324,377
John M. Fields, Jr.	—	36,072	—	—	313,947
Thomas Guinan	—	33,499	—	—	308,989
Philip M. Wyks	—	4,702	—	—	38,541

(1)	The amounts reported in this column were also reported as compensation in the Summary Compensation Table as components of the 2011 total for “All Other Compensation.”

(2)
The amounts reported in this column were also reported as compensation in the Summary Compensation Table as components of the 2011 total for “Change in pension value and nonqualified deferred compensation earnings.”

(3)
For Messrs. Lynch, DeBernardi, Fields, Guinan and Wyks, $146,935, $7,789, $14,204, $6,959, and $7,936, respectively, were reported as components of the 2011 total for “Change in pension value and non-qualified deferred compensation earnings” in the Summary Compensation Table as preferential or above-market earnings on non tax-qualified deferred compensation.

Benefit Plans and Arrangements
Employment Agreements. Oritani Bank entered into an amended and restated employment agreement with Kevin J. Lynch effective as of December 31, 2008. The agreement had an initial term of three years. Unless notice of non-renewal is provided, the agreement renews annually. Under the agreement, the current base salary is $566,800. The base salary is reviewed at least annually and may be increased, but not decreased. In addition to base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, use of an automobile and reimbursement of expenses associated with the use of such automobile. The executive is also entitled to reimbursement of business expenses, including fees for membership in a country club, a health club, and such other clubs and organizations as appropriate for business purposes. The executive is entitled to indemnification to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with any action in which he may be involved by reason of having been an officer or director of Oritani Bank. Upon retirement at 70 (or at an earlier age in accordance with any retirement arrangement established with the executive’s consent) the executive and his spouse would be entitled to continuing health care insurance coverage until the death of the executive and his spouse.
The executive is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances. In the event: (A) the executive’s employment is terminated for reasons other than (1) just cause; (2) disability; (3) death, (4) retirement; or (5) a change in control, or (B) the executive resigns during the term of the agreement following (1) the failure to elect or reelect or to appoint or reappoint executive to his executive position, (2) a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope, (3) a relocation of the executive’s principal place of employment by more than 30 miles from its location at the effective date of the employment agreement or a material reduction in the benefits and perquisites from those being provided to the executive as of the effective date of the employment agreement, (4) the liquidation or dissolution of Oritani Bank, or (5) a breach of the employment agreement by Oritani Bank, then the executive (or, in the event of the executive’s death, his beneficiary) would be entitled to a severance payment equal to three times the sum of the executive’s highest base salary and highest rate of bonus, and the executive would be entitled to the continuation of life, medical, and dental coverage for 36 months or as provided in the Oritani Bank nonqualified senior officers medical benefit plan. In the event of a termination following a change in control of the Company, the executive (or, in the event of the executive’s death, his beneficiary) would be entitled to a severance payment equal to three times the sum of the executive’s highest base salary and highest rate of bonus paid to him during the term of the employment agreement, plus continuation of insurance coverage for 36 months. In the event the severance payment provisions of the employment agreement are triggered, the executive would be entitled to a cash severance benefit in the amount of approximately $3.0 million.
Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with Oritani Bank for one year following termination of employment in any city, town or county in which Oritani Bank has an office or has filed an application for regulatory approval to establish an office. Should the executive become disabled, Oritani Bank would continue to pay the executive his base salary, bonuses and other cash compensation for the longer of the remaining term of the employment agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Oritani Bank, the executive’s beneficiary or estate will be paid the executive’s base salary for the remaining term of the employment agreement and the executive’s family will be entitled to continuation of medical and dental benefits.
Oritani Bank has entered into employment agreements with Messrs. DeBernardi, Fields, Guinan and Wyks that are substantially similar to the employment agreement of Mr. Lynch, except that each of these agreements has a term of two years and entitles the executive to a severance payment equal to two times the sum of the executive’s highest base salary and highest rate of bonus and to the continuation of life, medical, and dental coverage for 24 months or as provided in the Oritani Bank nonqualified senior officers medical benefit plan. In the event of a termination following a change in control of the Company, the executive (or, in the event of the executive’s death, his beneficiary) would be entitled to a severance payment equal to two times the sum of the executive’s highest base salary and highest rate of bonus paid to him or her during the term of the employment agreement, plus continuation of insurance coverage for 24 months.

Benefit Equalization Plan. Oritani Bank has adopted the 2005 Benefit Equalization Plan to provide certain executives with benefits to which they would otherwise be entitled under Oritani Bank’s Defined Benefit Pension Plan, 401(k) Plan and Employee Stock Ownership Plan, but for the limitations imposed by the Internal Revenue Code. The 2005 Benefit Equalization Plan was adopted to incorporate the required provisions of Code Section 409A and was amended and restated in January 2008 in order to incorporate the final Department of Treasury regulations issued under Code Section 409A. Oritani Bank’s prior Benefit Equalization Plan was frozen effective as of December 31, 2004. The 2005 Benefit Equalization Plan is materially similar to the frozen Benefit Equalization Plan, except that a participant’s elections regarding distributions under the tax-qualified 401(k) Plan, the Employee Stock Ownership Plan and Defined Benefit Pension Plan control the form and timing of distributions of a participant’s account in the frozen Benefit Equalization Plan. This provision is no longer permitted with respect to deferrals or accruals subject to Code Section 409A and is not included in the 2005 Benefit Equalization Plan. Employees who are president, executive vice president, senior vice president and vice president of Oritani Bank are eligible to participate in the plan. During fiscal 2011, fourteen current employees and one retired employee participated in the 401(k) portion of the 2005 Benefit Equalization Plan and five current employees participated in the ESOP portion of the 2005 Benefit Equalization Plan. A committee appointed by the Oritani Bank Board of Directors administers the plan as well as the employees authorized to participate. “Benefit Equalization Plan” as referenced in the compensation tables set forth above and below refers to both the 2005 Benefit Equalization Plan and the frozen Benefit Equalization Plan.
Under the 401(k) portion of the 2005 Benefit Equalization Plan, participants may make annual deferrals of compensation in an amount up to the difference between the maximum amount the participant would be permitted to contribute to Oritani Bank’s 401(k) plan for the given year but for the limitations of the Internal Revenue Code and the deferrals actually made to the 401(k) plan by the participant for the plan year. Oritani Bank will establish a supplemental 401(k) plan account for each participant and credit the account with such contributions. In addition, the participant’s account will be credited monthly with earnings at a rate equivalent to the greater of (i) the Citibank Prime Rate, or (ii) nine percent (9%), plus matching contributions. For fiscal 2011, a total of $255,000 in interest was credited to the accounts of current employees under this plan. Upon termination of service due to any reason other than death, the supplemental 401(k) plan benefit will be payable either in a lump sum or in up to 5 annual installments, as elected by the participant pursuant to his initial deferral election. Upon termination of service due to death, the supplemental 401(k) plan benefit under the 2005 Benefit Equalization Plan will be payable to the participant’s beneficiary either in a lump sum or in annual installments, pursuant to the participant’s initial deferral election.
Upon termination of service due to any reason other than death, a participant will also be entitled to a benefit equal to the difference between the actuarial present value of the participant’s normal retirement benefit under Oritani Bank’s defined benefit plan and the actuarial present value of his normal retirement benefit calculated pursuant to the terms of the defined benefit plan, without the application of the limitations imposed by the Internal Revenue Code, which amount will be reduced and offset by the corresponding benefit amount payable to the participant under the frozen Benefit Equalization Plan. The supplemental defined benefit plan benefit under the 2005 Benefit Equalization Plan will be payable to the participant in monthly installments for the longer of 120 months or the remainder of the participant’s life. In the event of the participant’s death before 120 installments have been paid, the participant’s beneficiary will receive the present value of the remaining monthly installments in a lump sum. Alternatively, the participant may also make, prior to commencement of the supplemental defined benefit plan benefit, a one-time irrevocable election to receive his benefit under the plan in the form of a 100% joint and survivor annuity or a 50% joint and survivor annuity. Upon termination of service due to death, the supplemental defined benefit plan benefit under the 2005 Benefit Equalization Plan will be payable to the participant’s beneficiary either in a lump sum or in annual installments, pursuant to the participant’s initial deferral election. A participant’s supplemental defined benefit plan amount payable under the 2005 Benefit Equalization Plan will be reduced and offset by the corresponding supplemental defined benefit plan amount payable under the frozen Benefit Equalization Plan.

The supplemental employee stock ownership plan benefit under the 2005 Benefit Equalization Plan is denominated in shares of phantom stock equal to the difference between the number of shares of the Company common stock that would have been allocated to the participant under the employee stock ownership plan, but for the limitations imposed by the Internal Revenue Code, and the actual number of shares of the Company common stock allocated to the participant under the Oritani Bank employee stock ownership plan for the relevant plan year. In addition, the participant is entitled to receive earnings on the phantom shares deemed allocated to his or her account, based on the fair market value of the Company common stock on such date. Upon termination of service due to any reason including death, the supplemental employee stock ownership plan benefit will be payable either in a lump sum or in up to five annual installments, as elected by the participant pursuant to his initial deferral election. On May 10, 2010, participation in the employee stock ownership portion of the 2005 Benefit Equalization Plan was frozen such that no new participants may join the plan after that date. In July 2011, a rabbi trust was established to fund the cash equivalent of the participant’s accrued balance of phantom shares at June 30, 2011. The trustee purchased actual shares of Company common stock with this cash in order to minimize the future cost of this benefit due to dividends and increases in the value of the Company’s common stock.
In the event of a change in control of Oritani Bank or the Company, the participant’s supplemental 401(k) plan benefit, supplemental employee stock ownership plan benefit, and supplemental defined benefit plan will be paid to the participants in a lump sum at the time of the change in control, unless a participant has selected an alternative form of distribution upon a change in control. Such an election, if made, was required to be made by a participant not later than December 31, 2008, or with respect to new plan participants within thirty days after the participant first becomes eligible to participate in the 2008 Benefit Equalization Plan.
Executive Supplemental Retirement Income Agreement. Oritani Bank entered into an Executive Supplemental Retirement Income Agreement (the “Agreement”) for Kevin J. Lynch (the “Executive”) effective as of January 1, 2005. The Agreement provides for the payment of a supplemental retirement income benefit equal to 70% of the Executive’s highest average annual base salary and bonus (over a 36-consecutive month period within the last 120 consecutive months of employment), reduced by the sum of the Executive’s annuitized value of the benefits payable from Oritani Bank’s Defined Benefit Pension Plan, the annuitized value of the benefits payable under the defined benefit portion of Oritani Bank’s frozen Benefit Equalization Plan and 2005 Benefit Equalization Plan and the annuitized value of one-half of the Executive’s Social Security benefits attributable to Social Security taxes paid by Oritani Bank on behalf of the Executive, reduced by the Social Security offset under the Oritani Bank’s Defined Benefit Pension Plan. In the event the Executive dies prior to termination of employment or after termination of employment but prior to the payment of any portion of the supplemental retirement income benefit, the Executive’s beneficiary will be entitled to a survivor’s benefit, payable in 240 monthly installments, and equal to the supplemental retirement income benefit determined as if the Executive retired on the day before his death and commenced receiving benefits at such time. In the event the Executive dies while receiving benefits under the Agreement, the unpaid balance of benefits will be paid to the Executive’s beneficiary for the remainder of the 240 installments. Upon the Executive’s retirement, the Executive will be entitled to a supplemental retirement income benefit payable in monthly installments over the longer of 240 months or the Executive’s lifetime. In the event the Executive is a “specified employee,” payments will commence the first day of the 7th month following the Executive’s retirement, but only to the extent necessary to comply with Code Section 409A. The Executive may elect to retire and receive an early retirement benefit equal to the supplemental retirement income benefit reduced by 5% per year for each year prior to the Executive’s 65th birthday, payable monthly for the longer of 240 months or the Executive’s lifetime. In the event the Executive becomes disabled, he will be entitled to a supplemental disability benefit equal to the supplemental retirement income benefit calculated as if the Executive retired on the date of his termination of employment due to disability, reduced by 5% per year for each year that such disability occurs prior to the Executive’s 65th birthday. In the event of the Executive’s termination of employment within 3 years following a change in control, other than due to termination for cause, the Executive will be entitled to a full supplemental retirement income benefit calculated as if the Executive had retired following his normal retirement date. Payments to the Executive in the event of a change in control will be made in 240 monthly installments.
Senior Officers Post-Retirement Medical Coverage. Senior officers designated by the Board of Directors who have attained age 52 and have at least five years of service, are eligible to participate in the senior officers post-retirement medical coverage program. If a participant dies after becoming eligible for coverage but prior to retirement, the individual will be deemed to have retired on the day before the individual died. Coverage will begin at the time of retirement and continue at the same level as before retirement. Retirees who are eligible for Medicare benefits will have benefits under the program coordinated with Medicare benefits. The spouse of a senior officer covered under the program will be entitled to medical coverage for life. Oritani Bank’s contribution to the program will be limited to two times the medical insurance premium at the time of the individual’s retirement. During fiscal 2011, eight current employees were eligible for participation in the Senior Officers Post-Retirement Medical Coverage, and the total cost to Oritani Bank during fiscal 2011 was $343,000.

Group Life Insurance Retirement Plan. In conjunction with its investment in Bank Owned Life Insurance, Oritani Bank implemented this plan which provides selected employees with post-retirement life insurance. Coverage under this plan is only applicable to selected employees who retire from Oritani Bank under this plan (or if their termination is due to disability or change in control). The coverage provided under this plan is equal to: two times annual base salary for vice presidents and above; and one time annual base salary for assistant vice presidents and below. The Company incurs no additional cost to provide the coverage, however, there is an expense accrual associated with the benefit. This accrual totaled $32,000 during fiscal 2011.
401(k) Plan. Oritani Bank participates in the Pentegra Defined Contribution Plan for Financial Institutions, a multiple-employer 401(k) plan, for the benefit of its employees. Employees who have completed 250 hours of service during a 3 consecutive month period are eligible to participate in the 401(k) plan. Employees who have completed 1,000 hours of service during a 12-consecutive-month period will receive the employer match component of the plan. Participants may contribute up to 50% of their plan salary to the plan. Oritani Bank will provide matching contributions at the rate of 50% of the participant’s contributions, up to 6% of each participant’s monthly plan salary. Employee and employer contributions are 100% vested at all times. In general, under federal tax law limits, the annual contributions made to the plan may not exceed the lesser of 100% of the participant’s total compensation or $49,000 for calendar 2011. For this purpose, contributions include employer contributions, participant 401(k) contributions and participant after-tax contributions. Participants who have attained age 50 before the end of a calendar year will be eligible to make catch-up contributions in accordance with Section 414(v) of the Internal Revenue Code. The maximum catch-up contribution level for 2011 is $5,500. This amount is periodically adjusted for inflation. Contributions are invested at the participant’s direction in one or more of the investment funds provided under the plan. A loan program is available to plan participants. In general, participants may make only one withdrawal from their accounts per calendar year while they are employed, subject to certain limitations; upon termination of employment, they may make withdrawals from their accounts at any time. Participants who become disabled may withdraw from their vested account balance as if they had terminated employment. In the event of a participant’s death, the participant’s beneficiary will be entitled to the value of the participant’s account. In connection with the minority stock offering, Oritani Bank withdrew from the Pentegra plan and established an individually designed 401(k) plan with terms substantially similar to the Pentegra plan. In addition, an employer stock fund was created within the 401(k) plan in order to permit participants in the 401(k) plan to purchase shares of employer stock for their accounts. Company contributions for fiscal 2011 were $137,000.
Defined Benefit Plan. Oritani Bank participates in the Financial Institutions Retirement Fund, a multiple-employer defined benefit plan, for the benefit of its employees. Employees of Oritani Bank who are ages 21 or older and who have completed 12 months of employment are eligible to participate in the plan. Participants become vested in their retirement benefit upon completion of 5 years of employment. Participants who have reached age 65 automatically become 100% vested, regardless of the number of completed years of employment. Payments of benefits under the plan are made in the form of a life annuity with 120 payments guaranteed unless one of the optional forms of distribution has been selected. Upon termination of employment at or after age 65, a participant will be entitled to an annual normal retirement benefit equal to 1.25% multiplied by the number of years of benefit service, multiplied by the participant’s average annual salary, up to the covered compensation limits, for the 5 highest paid consecutive years of benefit service. In addition, the participant will be entitled to an annual retirement benefit equal to 1.75% multiplied by the number of years of benefit service, multiplied by the participant’s average annual salary in excess of the covered compensation limits, for the 5 highest paid consecutive years. The covered compensation limit is the average of the maximum wage subject to FICA taxes (i.e., the social security wage base) for the 35-year period preceding social security retirement age. In the event a participant has more than 35 years of service, the benefit attributable to benefit service completed in excess of 35 years will be calculated by using a 1.75% accrual rate for the portion of a participant’s high-5 year average salary below the covered compensation limit. Participants who terminate employment prior to age 65 will be entitled to a reduced retirement benefit calculated by applying an early retirement factor based on the participant’s age when payments begin. The earliest age at which a participant may receive retirement benefits is age 55. Normal and early retirement benefits are payable over the longer of the lifetime of the retiree or 120 monthly installments. In the event a retiree dies before 120 monthly installments have been paid, the retiree’s beneficiary will be entitled to the value of such unpaid installments paid in a lump sum. The participant or beneficiary may elect to have benefits paid in the form of installments. In the event a participant dies while in active service, his beneficiary will be entitled to a lump sum death benefit equal to 100% of the participant’s last 12 months’ salary, plus an additional 10.0% of such salary for each year of benefit service until a maximum of 300% of such salary is reached for 20 or more years, plus refund of the participant’s contributions, if any, with interest.

This plan was frozen as of January 1, 2009. Existing participants remain eligible to receive their accrued benefit as of that date, however, no new benefits will accrue under the plan. Company contributions for fiscal 2011 were $250,000.
Stock Benefit Plans
Employee Stock Ownership Plan and Trust. The employee stock ownership plan was adopted in connection with our initial stock offering. Employees who are at least 21 years old with at least one year of employment with Oritani Bank are eligible to participate. The employee stock ownership plan trust originally borrowed funds from the Company and used those funds to purchase a shares of our common stock equal to 3.92% of the outstanding shares of common stock, including shares of common stock issued to Oritani Financial Corp., MHC and to the Oritani Bank Charitable Foundation, that were issued in connection with our initial public offering. In connection with our second step stock offering, the ESOP loan was refinanced and the ESOP purchased 4% of the second step stock offering. Collateral for the loan is the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Oritani Bank discretionary contributions to the employee stock ownership plan over a period of not more than 25 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. The interest rate for the loan is 6% until December 31, 2014 and thereafter a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.
Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan become vested at the rate of 20% per year except for the first year of credited service, for which no vesting is earned. Benefits are fully vested upon completion of six years of credited service. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. Oritani Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. We are required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.
Stock-Based Incentive Plans. We adopted Equity Incentive Plans (“Equity Plans”) to provide our officers, employees and directors with additional incentives to promote our growth and performance. Stockholders approved the 2007 Equity Plan on April 22, 2008 and the 2011 Equity Plan on July 26, 2011. Subject to permitted adjustments for certain corporate transactions, the Equity Plans authorizes the issuance of up to 8,726,251 shares of our common stock pursuant to grants of incentive and non-statutory stock options, stock appreciation rights, and restricted stock awards. No more than 1,654,529 shares may be issued as restricted stock awards.
Employees and outside directors of the Company or its subsidiaries are eligible to receive awards under the Equity Plans, except that non-employees may not be granted incentive stock options. Awards may be granted in a combination of incentive and non-statutory stock options, stock appreciation rights or restricted stock awards.
Potential Payments Under Termination or Change in Control Agreements.
The tables below reflect the amount of compensation to each of the named executive officers pursuant to such individual’s employment agreement in the event of termination of such executive’s employment. No payments are required due to a voluntary termination under the employment agreements (prior to a change in control). The amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, termination following a change of control and in the event of disability or death is shown below. The amounts shown assume that such termination was effective as of June 30, 2011, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out could only be determined at the time of such executive’s separation from the Company.

Termination Payments

			Involuntary or
	Involuntary or		Constructive
	Constructive		Termination after
	Termination		Change in Control		Retirement		Disability		Death

Kevin J. Lynch
Employment Agreement	$2,977,347	(1)	$2,977,347	(1)	$—	(2)	$1,457,408	(3)	$1,450,308	(4)
Executive Supp. Retirement Income Agreement	$5,065,400	(5)	$5,332,000	(6)	$5,065,400	(5)	$5,065,400	(5)	$5,065,400	(5)
Benefit Equalization Plan	$4,600,769	(7)	$4,600,769	(7)	$4,600,769	(7)	$4,600,769	(7)	$4,600,769	(7)
2005 Directors’ Ret. Plan	$542,000	(8)	$542,000	(8)	$542,000	(8)	$542,000	(8)	$542,000	(8)

Michael A. DeBernardi
Employment Agreement	$896,590	(1)	$896,590	(1)	$—	(2)	$460,965	(3)	$458,564	(4)
Benefit Equalization Plan	$482,100	(7)	$482,100	(7)	$482,100	(7)	$482,100	(7)	$482,100	(7)
2005 Directors’ Ret. Plan	$—	(8)	$245,000	(8)	$—	(8)	$245,000	(8)	$245,000	(8)

John M. Fields, Jr.
Employment Agreement	$735,685	(1)	$735,685	(1)	$—	(2)	$380,922	(3)	$379,865	(4)
Benefit Equalization Plan	$714,136	(7)	$714,136	(7)	$714,136	(7)	$714,136	(7)	$714,136	(7)

Thomas G. Guinan
Employment Agreement	$726,199	(1)	$726,199	(1)	$—	(2)	$373,822	(3)	$372,750	(4)
Benefit Equalization Plan	$511,658	(7)	$511,658	(7)	$511,658	(7)	$511,658	(7)	$511,658	(7)

Philip M. Wyks
Employment Agreement	$491,663	(1)	$491,663	(1)	$—	(2)	$311,092	(3)	$310,113	(4)
Benefit Equalization Plan	$342,453	(7)	$342,453	(7)	$342,453	(7)	$342,453	(7)	$342,453	(7)

(1)
For Mr. Lynch, this amount represents (i) three times the sum of his: (A) highest base salary paid during the term of the agreement, plus (B) highest bonus earned during the last three completed fiscal years; and (ii) the value of 36 months of continued life, disability, medical and dental insurance coverage. For all other named executive officers, this amount represents (i) two times the sum of the executive’s: (A) highest base salary paid during the term of the agreement, plus (B) highest bonus earned during the last three completed fiscal years; and (ii) the value of 24 months of continued life, disability, medical and dental insurance coverage.

(2)	Each named executive officer is entitled to no payments or benefits under his employment agreement as a result of his retirement.

(3)
Amount represents the named executive officer’s base salary and continued life, medical, dental and disability insurance for the remaining term of the employment agreement, without any reduction for payments under bank-sponsored disability programs.

(4)	Represents the base salary and medical, dental, family and other benefits payable to the named executive officer’s beneficiary for the remaining term of the employment agreement.

(5)	Amount represents 95% of the present value of Mr. Lynch’s accumulated benefit under his Executive Supplemental Retirement Income Agreement.

(6)	Amount represents 100% of the present value of Mr. Lynch’s accumulated benefit under his Executive Supplemental Retirement Income Agreement.

(7)	Amount represents the named executive officer’s aggregate accumulated benefit of the defined benefit, 401(k) and ESOP portion of the Benefit Equalization Plan.

(8)
Amount represents the present value of Messrs. Lynch’s and DeBernardi’s accumulated benefit under the 2005 Directors’ Retirement Plan. Because Mr. DeBernardi is not currently vested in his accumulated benefit under the 2005 Directors’ Retirement Plan, his accumulated benefit is only payable upon death, disability or a change in control.

Director Compensation
Each of the individuals who serves as a director of the Company also serves as a director of Oritani Bank and earns director fees in each capacity. Each non-employee director is currently paid a fee of $1,750 for each Company meeting attended and a fee of $1,750 for each Oritani Bank meeting attended. There are no separate fees paid for committee meetings attended. Additionally, each director receives a monthly retainer of $1,750 from each of the Company and Oritani Bank. Additional annual retainers are paid to the Lead Director/Chairman of the Audit Committee ($21,000) and the Chairmen of the other Board of Directors’ committees ($11,000). The Lead Director/Chairman of the Audit Committee is Director Antonaccio.
The following table sets forth the total fees received by the non-management directors during fiscal year 2011. There were no grants of restricted stock or of stock options to non-executive directors during fiscal 2011.

				Change
				in Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned or		Option	Compensation
	Paid in Cash	Stock Awards	Awards	Earnings	Total
Name	($)	($)	($)	($)(1)	($)
Nicholas Antonaccio	$105,000	$—	$—	$114,504	$219,504
James J. Doyle	95,000	—	—	94,086	189,086
Robert S. Hekemian	95,000	—	—	47,614	142,614
John J. Skelly, Jr.	95,000	—	—	26,083	121,083

(1)
The amounts in this column reflect the actuarial increase in the present value at June 30, 2011 compared to June 30, 2010, of the directors’ benefits under the Directors’ Retirement Plan maintained by Oritani Bank, determined using interest rate and mortality rate assumptions consistent with those used in Oritani Financial Corp.’s audited financial statements and include amounts for which the director may not currently be entitled to receive because such amounts are not vested. Also includes $67,504, $56,086, $36,614 and $48,083 of preferential or above-market earnings on non tax-qualified deferred compensation for Directors Antonaccio, Doyle, Hekemian and Skelly, respectively, under the Directors’ Deferred Fee Plan.

Directors Deferred Fee Plans. Oritani Bank adopted the 2005 Directors Deferred Fee Plan, effective as of January 1, 2005, in order to include the provisions required by Section 409A of the Internal Revenue Code. Contributions to Oritani Bank’s prior Directors Deferred Fee Plan were frozen, effective as of December 31, 2004. Each month, Oritani Bank credits a director’s account under the 2005 Directors Deferred Fee Plan with the amount such director elects to defer. The director’s deferral election must generally be submitted to Oritani Bank prior to January 1 of the plan year in which the fees to be deferred are otherwise payable to the director and is irrevocable with respect to the fees covered by such election. Each director’s account under the plans is credited every month with interest at a rate equal to the greater of the Citibank Prime Rate or a 9% annualized rate. A committee appointed by the Oritani Bank Board of Directors administers the plan. The committee may in its discretion permit a director to request that his deferred fee account(s) be invested in an alternative investment such as equity securities, fixed income securities, money market accounts and cash. The account of a director who has selected an alternative investment is credited with earnings or losses based on the investment selected. A director is 100% vested at all times in his deferred fee account(s). Upon retirement, the director will receive the value of his benefit in a lump sum or in up to 10 annual installments, as elected by the director in his deferral election form. In the event the director becomes a “specified employee,” payments under the plan will commence no earlier than the first day of the 7th month following the director’s separation from service. Following a director’s cessation of service prior to retirement or death, Oritani Bank will pay the director’s benefit in a lump sum or in up to 10 annual installments, as elected by the director in his deferral election form. A director may elect to receive an in-service distribution, provided that such distribution will be no earlier than the January 1st of the calendar year that is at least two years following the year for which the deferral election is made. Payment will be made in a lump sum or in up to 10 annual installments, as elected by the director at the time the election to defer was made. A director may elect to receive amounts in his deferred account(s) upon his disability or upon a change in control of Oritani Bank either in the form of a lump sum or in annual installments over a period of up to 10 years. A director may elect to delay payment of his benefits or to change the form of payment from a lump sum to installments within the limits of Code Section 409A requirements and Treasury Regulations issued thereunder. In the event of a director’s death prior to commencement of benefit payments, payments will be made to the director’s beneficiary, as elected by the director in his deferral election form. In the event of a director’s death after commencement of benefit payments, the remaining balance of benefit payments will be paid to the director’s beneficiary in the manner and at the time elected by the director in his deferral election form. In the event a director incurs a financial hardship, the director may request a financial hardship benefit. If approved, the financial hardship payment will be made in a lump sum. During fiscal year 2011, Oritani Bank credited $330,000 in interest to directors’ accounts under the Directors Deferred Fee Plans.
Directors Retirement Plan. Oritani Bank maintains the 2005 Director’s Retirement Plan that was adopted as a restatement of the Directors Retirement Plan and is intended to comply with section 409A of the Internal Revenue Code. Oritani Bank’s prior Director’s Retirement Plan was frozen, effective as of December 31, 2004. Benefits payable under the 2005 Director’s Retirement Plan are reduced by the amount of the retirement benefits payable to the director under the frozen director retirement plan. The 2005 Director’s Retirement Plan provides retirement, medical and death benefits to directors, including directors who are also employees, who have at least five years of service and retire after attaining age 65, or who, after attaining age 60 retire, die or become disabled. Upon retirement on or after attaining age 65 with at least ten years of cumulative service, an eligible director’s annual retirement benefit is equal to 50% of the director’s aggregate annual compensation with respect to his final year of service, including fees paid to the director for attendance at regular monthly meetings and annual meetings of Oritani Bank and the Company, monthly retainers, and any additional annual retainers paid to the director for service as a committee chair, lead director or otherwise. If, after attaining age 60, a director retires, dies or becomes disabled, and such director has more than five years of service the director or his beneficiary will be entitled to the following percentage of benefit: 50% if the director has 5 to 6 years of service, 60% if the director has 6 to 7 years of service, 70% if the director has 7 to 8 years of service, 80% if the director has 8 to 9 years of service, 90% if the director has 9 to 10 years of service and 100% if the director has more than 10 years of service. In the event of a change in control, each director will be deemed to have 10 years of service and attained age 65 for the purpose of calculating his benefit under the plan. A director who retires prior to age 60 for any reason shall receive no benefit under the plan. Each director was entitled to elect prior to December 31, 2006 to receive a lump sum payment upon a change in control in an amount equal to the present value of his plan benefits. Benefits under the plan are generally payable in monthly installments for the director’s lifetime or as a joint and survivor form of benefit depending on the director’s marital status at the time of the payment triggering event. Notwithstanding the foregoing, a director was permitted to elect prior to December 31, 2008, to receive his plan benefits in the form of a lump sum payment in the event of his disability prior to termination of service. In the event a director who has served on the Board of Directors for at least five years dies while in service, the director’s spouse will be entitled to a benefit calculated as if the director had continued service until age 65. The amount of the survivor’s benefit will be based on the number of years the director would have served on the Board of Directors assuming the director served on the Board of Directors until age 65. The benefit will be payable to the director’s spouse for the remainder of the spouse’s life, along with medical benefits. Medical benefits provided to directors and their spouses prior to the date of their retirement will continue to be provided to retired directors and their spouses, as long as the director lives, or, in the event the director dies while in office, the medical benefits will continue to be provided to the director’s spouse for his or her lifetime. In the event the cost of medical benefits provided under the plan exceeds 200% of the cost of such benefits to Oritani Bank immediately prior to the director’s retirement, the cost in excess of 200% will be paid by the retired director or his or her spouse. The total cost of the plan to Oritani Bank during fiscal 2011 was $613,000. Directors also receive $50,000 of post-retirement life insurance coverage, which was obtained in conjunction with the Company’s purchase of Bank-Owned Life Insurance. The Company incurs no additional cost to provide this coverage; however, there is an accrual expense associated with the benefit. This accrual totaled $2,000 during fiscal 2011.
Stock-Based Incentive Plans. The non-management directors are eligible to participate in the 2007 Equity Incentive Plan and the 2011 Equity Incentive Plan. Please see the description of the plans set forth under “Executive Officer Compensation — Stock Benefit Plans” for further details.

PROPOSAL II — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2011 was KPMG LLP (“KPMG”). The Audit Committee of the Board has approved the engagement of KPMG to be the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012, subject to the ratification of the appointment by the Company’s stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of KPMG is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.
Fees Paid to KPMG
Set forth below is certain information concerning aggregate fees for professional services rendered by KPMG during fiscal years 2011 and 2010:
Audit Fees. The aggregate fees billed to the Company by KPMG for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by KPMG in connection with statutory and regulatory filings and engagements were $300,000 for both fiscal 2011 and 2010. In addition, fees billed to the Company by KPMG for professional services rendered in conjunction with the audit of the Company’s ESOP and 401(k) plans were $30,000 for both fiscal 2011 and 2010.
Audit Related Fees. The aggregate fees billed to the Company by KPMG were $350,000 during fiscal 2010. There were no audit related fees billed for fiscal 2011. The 2010 services were related to the second step conversion and are non-recurring, and included a review of multiple documents, pro forma financial information, assistance with full quarterly review disclosures, issuance of initial comfort letter, issuance of bring down letter, issuance of a comfort letter on a Free Writing Prospectus, issuance of several consents, review of responses to SEC and OTS comments and multiple down to date reviews.
Tax Fees. The aggregate fees billed to the Company by KPMG for professional services rendered for tax compliance were $50,900 and $51,463 during fiscal 2011 and 2010, respectively.
All Other Fees. There were no “All Other Fees” for fiscal 2011 and 2010.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public accounting firm
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The independent registered public accounting firm and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date.

Required Vote and Recommendation of the Board
In order to ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2012, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.
The Board Recommends a Vote “FOR” the Ratification of the Appointment of KPMG as Our Independent Registered Public Accounting Firm.

PROPOSAL III—ADVISORY VOTE ON EXECUTIVE COMPENSATION
The compensation of our Principal Executive Officer, our Principal Financial Officer and our three other most highly compensated executive officers of Oritani Financial Corp. (“Named Executive Officers”) as described in “PROPOSAL 1—ELECTION OF DIRECTORS—Compensation Discussion and Analysis” and “Executive Compensation.” Stockholders are urged to read the Executive Compensation section of this Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.
In accordance with changes to Section 14A of the Exchange Act, stockholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of the Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation.
Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.
The Board recommends that you vote “FOR” the resolution set forth in Proposal III.

PROPOSAL IV—ADVISORY VOTE ON FREQUENCY OF FUTURE “SAY-ON-PAY” ADVISORY VOTES
In accordance with changes to Section 14A of the Exchange Act, we are providing a stockholder advisory vote to approve the compensation of executives (the “say-on-pay” advisory vote in Proposal III above) this year and will do so at least once every three years thereafter. Pursuant to recently adopted changes to Section 14A of the Exchange Act, at the 2011 Annual Meeting, we are also asking stockholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years. We will submit to stockholders the question of the frequency of advisory votes on executive compensation at least once every six years.
After careful consideration, the Board of Directors recommends that future stockholder “say-on-pay” advisory votes on executive compensation be conducted every year. The determination was based upon the premise that Named Executive Officer compensation is evaluated, adjusted and approved on an annual basis by the Board of Directors upon a recommendation from the Compensation Committee and the belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual recommendation.
Although the Board of Directors recommends a “say-on-pay” vote every year, stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove of the Board of Directors’ recommendation.
Although this advisory vote regarding the frequency of “say-on-pay” votes is non-binding on the Board of Directors, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when deciding how often to conduct future “say-on-pay” stockholder advisory votes.
Unless otherwise instructed, validly executed proxies will be voted “FOR” the One Year frequency option.
The Board of Directors recommends that you vote “FOR” the One Year option.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s Executive Office, 370 Pascack Road, Township of Washington, New Jersey 07676, no later than June 17, 2012. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING
Under our Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received by the Secretary of Oritani Financial Corp.
Nothing in the above paragraph shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.
OTHER MATTERS
The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.
The Audit Committee Report and the Report of the Compensation and Corporate Governance Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit Committee Report shall not otherwise be deemed filed under such Acts.
An additional copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, will be furnished without charge upon written or telephonic request to Philip M. Wyks, Corporate Secretary, 370 Pascack Road, Township of Washington, New Jersey, 07676 or call (201) 664-5400.
/s/ Philip M. Wyks
Philip M. Wyks
Corporate Secretary
Township of Washington, New Jersey
October 24, 2011

REVOCABLE PROXY
ORITANI FINANCIAL CORP.
ANNUAL MEETING OF STOCKHOLDERS
November 22, 2011
9:00 a.m., Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints the members of the official proxy committee consisting of the Board of Directors of Oritani Financial Corp. (the “Company”), with full power of substitution in each, to act as proxy for the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on Tuesday, November 22, 2011 at 9:00 a.m., Eastern time, at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED “FOR” EACH OF PROPOSALS 1, 2 AND 3 AND WILL BE VOTED “FOR” THE ONE YEAR OPTION IN PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, INCLUDING WHETHER OR NOT TO ADJOURN THE MEETING, THIS PROXY WILL BE VOTED BY THE PERSONS NAMED AS PROXIES IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
FOLD AND DETACH HERE

ORITANI FINANCIAL CORP. — NOVEMBER 22, 2011 9:00 A.M., EST
YOUR VOTE IS IMPORTANT!
Proxy Materials are available on-line at:
http://investor.oritani.com
You can vote in one of three ways:
1.	Call toll free 1-866-860-0410 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at http://www.proxyvotenow.com/orit and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote:
1.	By mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., November 22, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.
Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

REVOCABLE PROXY
Oritani Financial Corp.
1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with):
James J. Doyle, Jr. and John J. Skelly, Jr.

FOR ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐
INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

FOR	AGAINST	ABSTAIN

☐	☐	☐
3.	An advisory, non-binding proposal with respect to the executive compensation described in the Proxy Statement.

FOR	AGAINST	ABSTAIN

☐	☐	☐
4.	An advisory resolution with respect to the frequency that stockholders will vote on our executive compensation.

1 YEAR	2 YEARS	3 YEARS	ABSTAIN

☐	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3 AND RECOMMENDS THAT YOU VOTE “FOR” THE ONE YEAR FREQUENCY OPTION FOR PROPOSAL 4.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of Proposals 1, 2 and 3 and will be voted “FOR” the ONE YEAR Option in Proposal 4. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the persons named as proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.
Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

Mark here if you plan to attend the Annual Meeting	☐

Mark here for address change and note change	☐

Dated:

SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of the Annual Meeting and a proxy statement dated October 24, 2011.
Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, only one holder needs to sign.

Important Notice Regarding the Availability of Proxy Materials
The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the
2011 Annual Report to Stockholders are each available on the internet at http://investor.oritani.com.
PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.